SUM-100

SUMMONS
(CITACION JUDICIAL)

FOR COURT USE ONLY
(SOLO PARA USO DE LA CORTE)

ENDORSED

2013 SEP 30 PM 2:11

J. CAO-NGUYEN

NOTICE TO DEFENDANT:
(AVISO AL DEMANDADO):

PHILLIP GOLDSTEIN, an individual; ASA GOLD AND PRECIOUS METALS, LIMITED, a Bermuda corporation; & DOES 1-20, inclusive

YOU ARE BEING SUED BY PLAINTIFF:
(LO ESTÁ DEMANDANDO EL DEMANDANTE):

FIRSTHAND TECHNOLOGY VALUE FUND, INC., a Maryland corporation

NOTICE! You have been sued. The court may decide against you without your being heard unless you respond within 30 days. Read the information below.

You have 30 CALENDAR DAYS after this summons and legal papers are served on you to file a written response at this court and have a copy served on the plaintiff. A letter or phone call will not protect you. Your written response must be in proper legal form if you want the court to hear your case. There may be a court form that you can use for your response. You can find these court forms and more information at the California Courts Online Self-Help Center (*www.courtinfo.ca.gov/selfhelp*), your county law library, or the courthouse nearest you. If you cannot pay the filing fee, ask the court clerk for a fee waiver form. If you do not file your response on time, you may lose the case by default, and your wages, money, and property may be taken without further warning from the court.

There are other legal requirements. You may want to call an attorney right away. If you do not know an attorney, you may want to call an attorney referral service. If you cannot afford an attorney, you may be eligible for free legal services from a nonprofit legal services program. You can locate these nonprofit groups at the California Legal Services Web site (*www.lawhelpcalifornia.org*), the California Courts Online Self-Help Center (*www.courtinfo.ca.gov/selfhelp*), or by contacting your local court or county bar association. **NOTE:** The court has a statutory lien for waived fees and costs on any settlement or arbitration award of $10,000 or more in a civil case. The court's lien must be paid before the court will dismiss the case.

¡AVISO! *Lo han demandado. Si no responde dentro de 30 días, la corte puede decidir en su contra sin escuchar su versión. Lea la información a continuación.*

Tiene 30 DÍAS DE CALENDARIO después de que le entreguen esta citación y papeles legales para presentar una respuesta por escrito en esta corte y hacer que se entregue una copia al demandante. Una carta o una llamada telefónica no lo protegen. Su respuesta por escrito tiene que estar en formato legal correcto si desea que procesen su caso en la corte. Es posible que haya un formulario que usted pueda usar para su respuesta. Puede encontrar estos formularios de la corte y más información en el Centro de Ayuda de las Cortes de California (www.sucorte.ca.gov), en la biblioteca de leyes de su condado o en la corte que le quede más cerca. Si no puede pagar la cuota de presentación, pida al secretario de la corte que le dé un formulario de exención de pago de cuotas. Si no presenta su respuesta a tiempo, puede perder el caso por incumplimiento y la corte le podrá quitar su sueldo, dinero y bienes sin más advertencia.

Hay otros requisitos legales. Es recomendable que llame a un abogado inmediatamente. Si no conoce a un abogado, puede llamar a un servicio de remisión a abogados. Si no puede pagar a un abogado, es posible que cumpla con los requisitos para obtener servicios legales gratuitos de un programa de servicios legales sin fines de lucro. Puede encontrar estos grupos sin fines de lucro en el sitio web de California Legal Services, (www.lawhelpcalifornia.org), en el Centro de Ayuda de las Cortes de California, (www.sucorte.ca.gov) o poniéndose en contacto con la corte o el colegio de abogados locales. AVISO: Por ley, la corte tiene derecho a reclamar las cuotas y los costos exentos por imponer un gravamen sobre cualquier recuperación de $10,000 ó más de valor recibida mediante un acuerdo o una concesión de arbitraje en un caso de derecho civil. Tiene que pagar el gravamen de la corte antes de que la corte pueda desechar el caso.

The name and address of the court is:
(El nombre y dirección de la corte es): SANTA CLARA COUNTY SUPERIOR
191 N. First Street
San Jose, CA 95113

CASE NUMBER: *(Número del Caso):* 113CV253875

The name, address, and telephone number of plaintiff's attorney, or plaintiff without an attorney, is:
(El nombre, la dirección y el número de teléfono del abogado del demandante, o del demandante que no tiene abogado, es):
Smithers Law Firm, 160 W. Santa Clara Street, Suite 1025, San Jose, CA 95113 Tel: (408) 271-1200

DATE: *(Fecha)* SEP 30 2013 DAVID H. YAMASAKI Chief Executive Officer, Clerk Clerk, by *(Secretario)* J. CAO-NGUYEN, Deputy *(Adjunto)*

(For proof of service of this summons, use Proof of Service of Summons (form POS-010).)
(Para prueba de entrega de esta citation use el formulario Proof of Service of Summons, (POS-010)).

[SEAL]

NOTICE TO THE PERSON SERVED: You are served
1. ☐ as an individual defendant.
2. ☐ as the person sued under the fictitious name of *(specify)*:
3. ☒ on behalf of *(specify)*: ASA Gold and Precious Metals Limited, A Bermuda Corporation

under: ☒ CCP 416.10 (corporation) ☐ CCP 416.60 (minor)
☐ CCP 416.20 (defunct corporation) ☐ CCP 416.70 (conservatee)
☐ CCP 416.40 (association or partnership) ☐ CCP 416.90 (authorized person)
☐ other *(specify)*:

4. ☒ by personal delivery on *(date)*: 9-30-13

CM-010

ATTORNEY OR PARTY WITHOUT ATTORNEY (Name, State Bar number, and address):	FOR COURT USE ONLY
SMITHERS LAW FIRM Edward W. Smithers (121268), Mary Ann O'Hara (136379) 160 West Santa Clara Street, Suite 1025 San Jose, CA 95113-1700 TELEPHONE NO.: (408) 271-1200 FAX NO.: (408) 271-1201 ATTORNEY FOR (Name): Firsthand Technology Value Fund, Inc.	
SUPERIOR COURT OF CALIFORNIA, COUNTY OF SANTA CLARA STREET ADDRESS: 191 N. First Street MAILING ADDRESS: CITY AND ZIP CODE: San Jose, CA 95113 BRANCH NAME:	2013 SEP 30 2:11
CASE NAME: Firsthand Technology Value Fund, Inc. v. Phillip Goldstein, et al.	J. CAO-NGUYEN

CIVIL CASE COVER SHEET	Complex Case Designation	CASE NUMBER: 113CV253875
[✓] Unlimited (Amount demanded exceeds $25,000) [ ] Limited (Amount demanded is $25,000 or less)	[ ] Counter [ ] Joinder Filed with first appearance by defendant (Cal. Rules of Court, rule 3.402)	JUDGE: DEPT:

Items 1–6 below must be completed (see instructions on page 2).

1. Check one box below for the case type that best describes this case:

Auto Tort
- [ ] Auto (22)
- [ ] Uninsured motorist (46)

Other PI/PD/WD (Personal Injury/Property Damage/Wrongful Death) Tort
- [ ] Asbestos (04)
- [ ] Product liability (24)
- [ ] Medical malpractice (45)
- [ ] Other PI/PD/WD (23)

Non-PI/PD/WD (Other) Tort
- [✓] Business tort/unfair business practice (07)
- [ ] Civil rights (08)
- [ ] Defamation (13)
- [ ] Fraud (16)
- [ ] Intellectual property (19)
- [ ] Professional negligence (25)
- [ ] Other non-PI/PD/WD tort (35)

Employment
- [ ] Wrongful termination (36)
- [ ] Other employment (15)

Contract
- [ ] Breach of contract/warranty (06)
- [ ] Rule 3.740 collections (09)
- [ ] Other collections (09)
- [ ] Insurance coverage (18)
- [ ] Other contract (37)

Real Property
- [ ] Eminent domain/Inverse condemnation (14)
- [ ] Wrongful eviction (33)
- [ ] Other real property (26)

Unlawful Detainer
- [ ] Commercial (31)
- [ ] Residential (32)
- [ ] Drugs (38)

Judicial Review
- [ ] Asset forfeiture (05)
- [ ] Petition re: arbitration award (11)
- [ ] Writ of mandate (02)
- [ ] Other judicial review (39)

Provisionally Complex Civil Litigation (Cal. Rules of Court, rules 3.400–3.403)
- [ ] Antitrust/Trade regulation (03)
- [ ] Construction defect (10)
- [ ] Mass tort (40)
- [ ] Securities litigation (28)
- [ ] Environmental/Toxic tort (30)
- [ ] Insurance coverage claims arising from the above listed provisionally complex case types (41)

Enforcement of Judgment
- [ ] Enforcement of judgment (20)

Miscellaneous Civil Complaint
- [ ] RICO (27)
- [ ] Other complaint (not specified above) (42)

Miscellaneous Civil Petition
- [ ] Partnership and corporate governance (21)
- [ ] Other petition (not specified above) (43)

2. This case [ ] is [✓] is not complex under rule 3.400 of the California Rules of Court. If the case is complex, mark the factors requiring exceptional judicial management:
   a. [ ] Large number of separately represented parties
   b. [ ] Extensive motion practice raising difficult or novel issues that will be time-consuming to resolve
   c. [ ] Substantial amount of documentary evidence
   d. [ ] Large number of witnesses
   e. [ ] Coordination with related actions pending in one or more courts in other counties, states, or countries, or in a federal court
   f. [ ] Substantial postjudgment judicial supervision
3. Remedies sought (check all that apply): a. [✓] monetary b. [✓] nonmonetary; declaratory or injunctive relief c. [✓] punitive
4. Number of causes of action (specify): Three
5. This case [ ] is [✓] is not a class action suit.
6. If there are any known related cases, file and serve a notice of related case. (You may use form CM-015.)

Date: September 30, 2013
Edward W. Smithers
(TYPE OR PRINT NAME)

(SIGNATURE OF PARTY OR ATTORNEY FOR PARTY)

NOTICE

- Plaintiff must file this cover sheet with the first paper filed in the action or proceeding (except small claims cases or cases filed under the Probate Code, Family Code, or Welfare and Institutions Code). (Cal. Rules of Court, rule 3.220.) Failure to file may result in sanctions.
- File this cover sheet in addition to any cover sheet required by local court rule.
- If this case is complex under rule 3.400 et seq. of the California Rules of Court, you must serve a copy of this cover sheet on all other parties to the action or proceeding.
- Unless this is a collections case under rule 3.740 or a complex case, this cover sheet will be used for statistical purposes only.

Form Adopted for Mandatory Use
Judicial Council of California
CM-010 [Rev. July 1, 2007]

CIVIL CASE COVER SHEET

Cal. Rules of Court, rules 2.30, 3.220, 3.400–3.403, 3.740;
Cal. Standards of Judicial Administration, std. 3.10
www.courtinfo.ca.gov

SMITHERS LAW FIRM
EDWARD W. SMITHERS (121268)
ews@smitherslf.com
MARY ANN O'HARA (136379)
mao@smitherslf.com
160 West Santa Clara Street, Suite 1025
San Jose, California 95113-1700
(408) 271-1200

KELVIN K. LEUNG, General Counsel (177344)
FIRSTHAND CAPITAL MANAGEMENT, INC.
kelvin@firsthandcapital.com
150 Almaden Blvd. Suite 1250
San Jose, CA 95113
(408) 886-7096

Attorneys for Plaintiff,
FIRSTHAND TECHNOLOGY VALUE FUND, INC.

2013 SEP 30 . 2:11

J. CAO-NGUYEN

SUPERIOR COURT OF THE STATE OF CALIFORNIA

IN AND FOR THE COUNTY OF SANTA CLARA

FIRSTHAND TECHNOLOGY VALUE FUND, INC., a Maryland corporation,

Plaintiff,

v.

PHILLIP GOLDSTEIN, an individual; ASA GOLD AND PRECIOUS METALS, LIMITED, a Bermuda corporation; and DOES 1 through 20, inclusive,

Defendants.

CASE NO. 113CV253875

COMPLAINT FOR:

(1) INTENTIONAL INTERFERENCE WITH CONTRACTUAL RELATIONS AGAINST PHILLIP GOLDSTEIN;

(2) INTENTIONAL INTERFERENCE WITH CONTRACTUAL RELATIONS AGAINST ASA GOLD AND PRECIOUS METALS, LIMITED; and

(3) UNFAIR COMPETITION IN VIOLATION OF BUSINESS AND PROFESSIONS CODE SECTION 17200 AGAINST ALL DEFENDANTS.

Plaintiff, Firsthand Technology Value Fund, Inc. ("Technology Fund") hereby alleges as follows:

JURISDICTION AND VENUE

1. Jurisdiction in this Court is proper in that the amount in controversy exceeds, exclusive of interest and costs, the sum of $25,000.

2. Venue is proper in this district in that Technology Fund transacts business in this county, maintains offices in this county, and the claim at issue involves actions by defendants in this county constituting tortious conduct and statutory violations.

PARTIES

3. Technology Fund is a corporation with its primary place of business in San Jose, California and is organized under the laws of the State of Maryland. Technology Fund is a publicly traded venture capital fund that provides investors with access to attractive opportunities in privately held technology and cleantech companies. Technology Fund portfolio includes investments in companies in the advanced materials, semiconductor, social networking, solar energy and telecommunications industries. Technology Fund's objective is long-term growth of capital. It focuses on investing in private companies that, by their nature, are long-term investments. Some of Technology Fund's top holdings have included Twitter, Facebook and Solar City.

4. Defendant Phillip Goldstein ("Goldstein") is, on information and belief, the principal of the general partner of six private investment partnerships in the Bulldog Investors ("Bulldog") group of funds. Bulldog has its primary place of business in Saddle Brook, New Jersey, and describes itself as: "a value oriented investment management firm for sophisticated and high net worth individuals but with an important difference ... unlike other investment managers, Bulldog will often take activist measures to enhance the value of its investments through various time-tested and proprietary means." Goldstein is in reality a "corporate raider" in the closed-end fund world. For approximately two decades,

Goldstein has specialized in taking big positions in closed-end funds when they are trading at a discount, and then using the voting power that accrues from the ownership to force fund management to take various measures (such as a share buyback or a tender offer) to temporarily eliminate the discount. Goldstein then takes advantage of that narrow window to sell his position at a profit, oftentimes to the detriment of the fund and the stockholders remaining in the fund after Goldstein has exited his position.

5. Defendant ASA Gold and Precious Metals, Limited ("ASA") has its primary place of business in San Mateo, California and is organized as a Bermuda corporation. ASA is a closed-end non-diversified investment fund investing primarily in gold, platinum, diamonds or other precious metals. (Goldstein and ASA are hereinafter collectively referred to as "Defendants.")

6. In addition to his duties running Bulldog, Goldstein has been a Board member of ASA since 2008, and the Deputy Chairman (non-executive) since 2013.

7. The true names, capacities, and liabilities, whether individual, corporate, associate, or otherwise of defendants sued herein as DOES 1 through 20, inclusive, are unknown to Technology Fund who therefore sues said unknown defendants by such fictitious names. Plaintiff is informed and believes, and thereon alleges, that the defendants designated herein as DOES 1 through 20, inclusive, are in some way liable for the damages suffered by Technology Fund. Technology Fund is further informed and believes, and thereon alleges, that at all times mentioned herein: (a) the defendants designated as DOES 1 through 20, inclusive, were acting on the behalf of, or in concert with, the Defendants in perpetrating, committing, and carrying out the acts hereinafter alleged; and (b) the defendants designated as DOES 1 through 20, inclusive, so dominated the control and operations of the corporate defendants herein that equity requires that these defendants be held personally responsible under the "alter ego" doctrine for the liabilities of said entity defendants. Technology Fund will ask leave of court to amend the complaint by

alleging the true names, capacities, and liabilities of said defendants designated as DOES 1 through 20, inclusive, when the same have been ascertained.

8. On information and belief, it is alleged that each and every one of the aforementioned defendants were at all times hereinafter mentioned, the representative, agent or employee of, or acting in conjunction with, each remaining defendant, and each of the defendants acted within the course and scope of such representation, agency, or employment.

GENERAL ALLEGATIONS

9. Technology Fund was incorporated in Maryland in April of 2010. It commenced operations in its current form in April of 2011, and currently has assets under management of approximately $200 million. Technology Fund is managed by Firsthand Capital Management, Inc. ("FCM"), an SEC-registered investment advisor.

10. Technology Fund, being a corporation, has a board of directors consisting of four individual directors (three of whom are independent directors) to provide oversight and to protect the interests of the stockholders. On September 10, 2010, the stockholders of Technology Fund elected Rodney Yee ("Yee") to serve as an independent director. Yee is an experienced executive in the financial services industry, holding a number of Chief Operating Officer ("COO"), Chief Compliance Officer ("CCO"), Controller and Chief Financial Officer ("CFO") positions with investment companies and investment advisors.

11. Prior to his election as a director for Technology Fund in September 2010, Yee was offered and accepted the position of CFO for ASA. Prior to accepting his nomination as a director of Technology Fund, Yee disclosed his director candidacy to ASA

management and ASA management consented to Yee accepting his nomination as a director of Technology Fund.

12. ASA advised Yee that because Technology Fund did not invest in the precious metals sector invested in by ASA, Yee's membership on the Technology Fund Board did not pose a conflict with Yee's employment with ASA.

13. In his role as an independent director, Yee regularly attended Technology Fund Board meetings, and provided valuable guidance, advice and services to Technology Fund.

14. Technology Fund benefitted from that relationship by receiving Yee's guidance, advice and services.

15. Yee benefited from that relationship in that he received annual compensation of approximately $10,000 for his services as an independent director for Technology Fund.

16. At no time did Yee's work as an independent director for Technology Fund interfere with his employment at ASA. As noted above, ASA invested in precious metals—a market sector that was outside of Technology Fund's primary investments. Technology Fund has never invested in any precious metals or companies in that market sector.

Goldstein's Attack on the Technology Fund

17. Bulldog is a firm that is a "corporate raider" of closed-end investment funds such as the Technology Fund. Closed-end investment funds are like mutual funds that are traded on a stock exchange. By its nature, on any given day the stock of Technology Fund has two prices: (1) the fair value per share of the assets of the fund itself

(the "Net Asset Value" or "NAV") and (2) the price of the shares of the fund that are being traded on the stock exchange on a given day (the "Stock Price"). At times when the market demand for fund shares is high, the Stock Price could be higher than the NAV. This is called "trading at a premium to NAV". Conversely, at times when the market demand for fund shares is low, the Stock Price could be lower than the NAV. This is called "trading at a discount to NAV".

18. In the latter part of 2012 and the early part of 2013, shares of Technology Fund have been trading at a discount to their NAV. As a result, Technology Fund became a target of Goldstein and his firm Bulldog. Starting in September 2012 and through February 2013, Goldstein had a number of communications with the Board and management of Technology Fund to try to convince the Fund to launch a share buy-back program so that, for a short period of time at least, the stock price could be manipulated to trade at a higher price. This would allow Goldstein to sell his accumulated Technology Fund shares at a profit.

19. After having been rebuffed by Technology Fund's Board of Directors and management, Bulldog publicly announced in Spring 2013 its intent to acquire a sufficient ownership interest in the Technology Fund to elect its own directors and terminate the Technology Fund's advisor: FCM. This is a standard Goldstein technique: force a Board or management team to abandon its long-term investment strategy for a fund and use the fund's cash to buy back its own shares, rather than use that cash for investment purposes.

20. Goldstein acting through Bulldog has a history of pressuring closed-end investment funds into repurchasing their shares through various techniques. Two

techniques that are relevant to this case are: (1) the ousting of the current directors who are then replaced by those handpicked by Goldstein, and (2) replacement of the fund's investment advisor with one that is more accommodating to Goldstein's demands.

21. As made clear by Bulldog's public smear campaign against Technology Fund, Goldstein intends to:

(a) replace the current Technology Fund board members with board members he selects; and

(b) terminate Technology Fund's advisor, FCM, in favor of a fund advisor selected by Bulldog.

22. Goldstein, acting through his company, Bulldog, made clear his plan to launch a proxy war to convince the Technology Fund stockholders to reject the slate of Board candidates endorsed by Technology Fund, and to ultimately terminate Technology Fund's advisor, FCM:

a. In his April 10, 2013 letter to the Technology Fund stockholders, he states: "Therefore, at the earliest opportunity, we intend to (1) elect directors who are committed to managing the discount and providing a liquidity event, and (2) replace Kevin's firm [investment advisor FCM] with one that is less "visionary" but that has a track record of making money for investors."

b. Similarly, in his April 22, 2013 letter to Technology Fund stockholders, Goldstein states: "To put it bluntly, there are some people that should not be managing other people's money. Kevin Landis [of FCM] has demonstrated that he is one of those people."

ASA Forces Yee to "Resign" as an Independent Director of Technology Fund As Part of Bulldog's Proxy Campaign Strategy Against Technology Fund

23. Each director of Technology Fund is elected to serve a term of three years. At the end of that period, such director can only continue to serve for another three-year term if he or she is re-elected by the stockholders at an annual stockholders meeting.

24. In order to provide continuity of governance, Technology Fund has a "classified" board. This means the directors are divided into one of three classes, each serving a three-year term. In any given year, only one (or maybe two) directors will be up for re-election. Yee (who was elected in 2010), is a member of the Class of 2013, meaning his term would have ended at the annual meeting of stockholders in May 2013.

25. A director of Technology Fund is either "elected" by the stockholders or "appointed" by the other board members. Federal securities laws governing Technology Fund limit the number of directors who can be "appointed" by other board members. Specifically, if less than half of Board members are "elected," then the fund will be required to call a special stockholders meeting to appoint new directors. This would give Goldstein a special opportunity to introduce his slate of directors to take control of Technology Fund.

26. Federal securities laws, Maryland state laws, and Technology Fund's bylaws together set forth a rigid timeline and rules (proxy rules) regarding how much advance notice must be provided to stockholders prior to an annual stockholders' meeting. In compliance with those requirements, on March 18, 2013, Technology Fund filed its proxy statement with the U.S. Securities Exchange Commission ("SEC") and provided notice to its stockholders regarding its May 23, 2013 Annual Stockholders Meeting, including a proposal to seek stockholders' approval to re-elect Yee to be a director for another three years.

27. Shortly after such notice and related proxy statement materials were sent to shareholders, Goldstein, acting though Bulldog, commenced a campaign to disrupt Technology Fund's proxy vote and meeting of shareholders, despite the fact that Bulldog had not followed the SEC-mandated rules to contest the proxy properly. On April 10, Goldstein mailed a letter (on Bulldog letterhead and signed by Goldstein) to shareholders of Technology Fund, urging them to withhold their vote for Yee's re-election. In addition, Goldstein filed the letter with the SEC, and provided a copy to the press.

28. At about the same time, Goldstein, acting through Bulldog, decided to gain an unfair advantage in the proxy battle by subverting the election process. Specifically, on information and belief, rather than follow the securities rules for a proxy election to allow stockholders to vote on Yee's re-election, Goldstein instead decided to use his economic power as an ASA director (and his position on the Compensation Committee of ASA, which sets the compensation of the senior executives of ASA) to gain an unfair advantage in his announced proxy battle. Specifically, on information and belief, Goldstein contacted ASA in the early part of April and instructed ASA, on or around April 19, to force Yee to "resign" from the Technology Fund Board. The purpose of this scheme was to create an open seat on the Technology Fund Board.

29. As a result of this pressure from Goldstein acting through Bulldog, Yee ultimately "resigned" from the Technology Fund Board on April 24, 2013.

30. Goldstein's timing in forcing Yee's "resignation" was calculated to create the maximum disruption in the orderly selection of Technology Fund Board members: Yee's "resignation" on April 24, 2013 was in the middle of the proxy solicitation period. As noted above, on March 18, 2013 Technology Fund filed its proxy statement with the SEC to

seek stockholders' approval to re-elect Yee as a director. By late March, all the proxy statements had been mailed to stockholders for the Annual Stockholders Meeting to be held on May 23, 2013. Goldstein stood to benefit in multiple ways if he were able to successfully disrupt the re-election of Yee.

31. For example, under federal securities laws, Maryland corporate laws and Technology Fund's bylaws, if Yee were to "resign" (and a replacement candidate could not be properly nominated quickly), a vacancy would be created. Even if Technology Fund were able to subsequently nominate another person as a director to replace Yee, in all likelihood that nomination would be too late to meet the statutory deadline to allow the candidate to be "elected" by stockholders. As noted above, that would make the replacement director an "appointed" director. This in turn would reduce, in the future, the number of other directors that could be appointed because of the maximum imposed by law. This would allow Goldstein to unfairly advance his position in future proxy battles.

32. Another potential outcome of Goldstein's scheme: if a replacement candidate could not be timely identified and nominated, then the stockholders meeting would be postponed. A postponement would provide Goldstein an opportunity to put forth his slate of directors in 2013 and start a proxy battle (which is something he was not able to do for the May 2013 meeting because he missed various filing deadlines prior to the meeting).

33. On information and belief, ASA complied with Goldstein's directive, and on or around April 19, 2013 informed Yee that he was being ordered to immediately "resign" from the Technology Fund Board.

34. ASA asserted economic coercion to force Yee to immediately "resign" from the Technology Fund Board. Specifically, ASA implicitly threatened Yee that if he did not immediately "resign" as an independent director from Technology Fund, then his continued employment as the ASA CFO would be in jeopardy.

35. ASA achieved no legitimate business purpose by forcing Yee to "resign" after he had served on the Technology Fund Board for approximately three years.

36. Exercising his control over ASA, Goldstein orchestrated the removal of Yee as an independent director of Technology Fund in order to gain an unfair advantage in the threatened proxy battle to be launched by Goldstein for the control of Technology Fund.

37. On information and belief, at no time prior to Goldstein's Spring 2013 directive to ASA to force Yee to "resign" had ASA objected to Yee's role as an independent director of Technology Fund.

38. On information and belief, the decision by ASA to force Yee to "resign" from the Technology Fund Board had nothing to do with Yee's job performance—and everything to do with Goldstein's scheme to gain an unfair advantage in his planned proxy battle for the control of Technology Fund.

39. As a result of the pressure and economic coercion asserted by Goldstein and ASA, Yee submitted his "resignation" from the Board of Technology Fund on April 24, 2013.

40. As a result of the forced "resignation" of Yee, Technology Fund incurred financial losses, including legal fees, board costs, and expenses related to searching for, qualifying, and nominating a new board candidate; drafting, printing and mailing a set of supplemental proxy materials to all stockholders of Technology Fund; and additional proxy

solicitation expenses because votes that had already been solicited and cast for Yee could not be used. Such expenses were in excess of $25,000.

41. By forcing Yee off the Board through economic coercion, ASA has engaged in wrongful conduct damaging to Technology Fund.

FIRST CAUSE OF ACTION
(Intentional Interference with Contractual Relations Against Goldstein)

42. Technology Fund realleges and incorporates by this reference each and every allegation in paragraphs 1-41, inclusive.

43. On information and belief, Goldstein was at all pertinent times aware that Technology Fund had a contract with Yee to serve as an independent director.

44. This contract was of value to Technology Fund because the contract provided Technology Fund with the benefit of Yee's services as an independent director.

45. The consideration supporting the above-mentioned contract was adequate, and the terms of said contract just and reasonable.

46. Technology Fund has performed all conditions, covenants, and promises required on its part to be performed in accordance with the terms and conditions of that contract, unless otherwise excused.

47. Goldstein intended to disrupt the performance of this contract by forcing Yee to "resign" from the Technology Fund Board.

48. Goldstein did interfere with Technology Fund's rights under that contract by using his control as an ASA Board member to force Yee to "resign" from the Technology Fund Board. Goldstein achieved this by implicitly threatening to fire Yee unless he acquiesced to ASA's demand that he "resign" from the Technology Fund Board. ASA's threat, orchestrated by Goldstein, constituted economic coercion because ASA was in a superior economic position to Yee, and the threat was unrelated to Yee's job performance as the ASA CFO.

49. On information and belief, forcing Yee off the Technology Fund Board was a part of a larger scheme instituted by ASA Board member Goldstein to provide his investment fund Bulldog with an unfair advantage in its threatened proxy fight for the control of Technology Fund.

50. As a result of Yee's abrupt "resignation," Technology Fund suffered the loss of his services, as well as damages in excess of $25,000 incurred to replace Yee as an independent director.

51. At all pertinent times, Goldstein was acting in conspiracy with ASA to interfere with Technology Fund's contractual rights. The acts done in furtherance of this common design to interfere with the contractual rights of Technology Fund were the implicit threats by ASA to terminate Yee's employment as the ASA CFO if he did not acquiesce to the ASA's directive that he "resign" as an independent director of Technology Fund. As a co-conspirator with ASA, Goldstein is jointly and severally liable for the tortious conduct of ASA.

52. In interfering with Technology Fund's contractual rights, Goldstein acted with malice, fraud, oppression, and in conscious disregard of the rights of Technology Fund to contract with Yee as an independent director of Technology Fund. The Court should award Technology Fund exemplary and punitive damages in an amount sufficient to punish Goldstein for his despicable conduct, to make an example of Goldstein, and to deter Goldstein from such conduct in the future.

53. As a proximate result of this intentional and wrongful interference with Technology Fund's contractual rights, Technology Fund has suffered losses in an amount currently unknown, and has been damaged in an amount set forth below.

WHEREFORE, Technology Fund seeks relief as set forth below:

SECOND CAUSE OF ACTION
(Intentional Interference with Contractual Relations Against ASA)

54. Technology Fund realleges and incorporates by this reference each and every allegation in paragraphs 1-41, inclusive.

55. On information and belief, ASA was at all pertinent times aware that Technology Fund had a contract with Yee to serve as an independent director.

56. This contract was of value to Technology Fund because the contract provided Technology Fund with the benefit of Yee's services as an independent director.

57. The consideration supporting the above-mentioned contract was adequate, and the terms of said contract just and reasonable.

58. Technology Fund has performed all conditions, covenants, and promises required on its part to be performed in accordance with the terms and conditions of that contract, unless otherwise excused.

59. ASA intended to disrupt the performance of this contract by forcing Yee to "resign" from the Technology Fund Board.

60. ASA did interfere with Technology Fund's rights under that contract by forcing Yee to "resign" from the Technology Fund Board. ASA achieved this by implicitly threatening to fire Yee unless he acquiesced to ASA's demand that he "resign" from the Technology Fund Board. ASA's threat, orchestrated by Goldstein as discussed above, constituted economic coercion because ASA was in a superior economic position to Yee, and the threat was unrelated to Yee's job performance as the ASA CFO.

61. On information and belief, forcing Yee off the Board was a part of a larger scheme instituted by ASA Board member Goldstein to provide his investment fund Bulldog with an unfair advantage in its threatened proxy fight for the control of Technology Fund.

62. As a result of Yee's abrupt "resignation," Technology Fund suffered the loss of his services, as well as damages in excess of $25,000 incurred to replace Yee as an independent director.

63. At all pertinent times, ASA was acting in conspiracy with Goldstein to interfere with Technology Fund's contractual rights. The acts done in furtherance of this common design to interfere with the contractual rights of Technology Fund were the implicit threats by ASA to terminate Yee's employment as the ASA CFO if he did not acquiesce to the ASA's directive that he "resign" as an independent director of Technology Fund. As a co-conspirator with Goldstein, ASA is jointly and severally liable for the tortious conduct of Goldstein.

64. In interfering with Technology Fund's contractual rights, ASA acted with malice, fraud, oppression, and in conscious disregard of the rights of Technology Fund to employ Yee as an independent director of Technology Fund. The Court should award Technology Fund exemplary and punitive damages in an amount sufficient to punish ASA for its despicable conduct, to make an example of ASA, and to deter ASA from such conduct in the future.

65. As a proximate result of this intentional interference with Technology Fund's contractual rights, Technology Fund has suffered losses in an amount currently unknown, and has been damaged in an amount set forth below.

WHEREFORE, Technology Fund seeks relief as set forth below:

THIRD CAUSE OF ACTION
(Unfair Competition in Violation of Business and Professions Code Section 17200 Against All Defendants)

66. Technology Fund realleges and incorporates by this reference each and every allegation in paragraphs 1-41, inclusive.

67. The acts outlined above by Goldstein and ASA constitute unfair business practices within the meaning of Cal. Bus. and Prof. Code Section 17200.

68. Goldstein is properly enjoined pursuant to Cal. Bus. and Prof. Code Section 17203 from such future unfair business practices.

69. ASA is properly enjoined pursuant to Cal. Bus. and Prof. Code Section 17203 from such future unfair business practices.

WHEREFORE, Technology Fund seeks relief as set forth below:

FIRST CAUSE OF ACTION

1. For general and compensatory damages according to proof at trial, plus interest thereon as allowed by law;

2. For punitive damages in an amount sufficient to punish and deter Goldstein as set forth in Cal. Civ. Code Section 3294.

SECOND CAUSE OF ACTION

1. For general and compensatory damages according to proof at trial, plus interest thereon as allowed by law;

2. For punitive damages in an amount sufficient to punish and deter ASA as set forth in Cal. Civ. Code Section 3294.

THIRD CAUSE OF ACTION

1. For injunctive relief precluding Goldstein from further interference with the Technology Fund Board or operations.

2. For injunctive relief precluding ASA from further interference with the Technology Fund Board or operations.

ALL CAUSES OF ACTION

1. For costs of suit;
2. For attorneys' fees where allowed by contract or law;
3. For prejudgment interest; and
4. For such other and further relief as the Court deems appropriate.

DATED: September 30th, 2013

SMITHERS LAW FIRM

By: ______________________
Edward W. Smithers

Attorneys for Plaintiff,
FIRSTHAND TECHNOLOGY VALUE FUND, INC.

ATTACHMENT CV-5012

CIVIL LAWSUIT NOTICE

Superior Court of California, County of Santa Clara
191 N. First St., San Jose, CA 95113

CASE NUMBER: **113CV253875**

PLEASE READ THIS ENTIRE FORM

PLAINTIFF (the person suing): Within 60 days after filing the lawsuit, you must serve each Defendant with the *Complaint*, *Summons*, an *Alternative Dispute Resolution (ADR) Information Sheet*, and a copy of this *Civil Lawsuit Notice*, and you must file written proof of such service.

DEFENDANT (The person sued): You must do each of the following to protect your rights:

1. You must file a written response to the *Complaint, using the proper legal form or format*, in the Clerk's Office of the Court, within 30 days of the date you were served with the *Summons* and *Complaint*;
2. You must serve by mail a copy of your written response on the Plaintiff's attorney or on the Plaintiff if Plaintiff has no attorney (to "serve by mail" means to have an adult other than yourself mail a copy); and
3. You must attend the first Case Management Conference.

Warning: If you, as the Defendant, do not follow these instructions, you may automatically lose this case.

RULES AND FORMS: You must follow the California Rules of Court and the Superior Court of California, County of Santa Clara Local Civil Rules and use proper forms. You can obtain legal information, view the rules and receive forms, free of charge, from the Self-Help Center at 99 Notre Dame Avenue, San Jose (408-882-2900 x-2926), www.scselfservice.org (Select "Civil") or from:

- State Rules and Judicial Council Forms: www.courtinfo.ca.gov/forms and www.courtinfo.ca.gov/rules
- Local Rules and Forms: http://www.sccsuperiorcourt.org/civil/rule1toc.htm

CASE MANAGEMENT CONFERENCE (CMC): You must meet with the other parties and discuss the case, in person or by telephone, at least 30 calendar days before the CMC. You must also fill out, file and serve a *Case Management Statement* (Judicial Council form CM-110) at least 15 calendar days before the CMC.

You or your attorney must appear at the CMC. You may ask to appear by telephone – see Local Civil Rule 8.

Your Case Management Judge is: Honorable Mark H. Pierce *Department:* 9

The 1st CMC is scheduled for: (Completed by Clerk of Court)
Date: FEB – 4 2014 *Time:* 1:30 PM in Department: 9

The next CMC is scheduled for: (Completed by party if the 1st CMC was continued or has passed)
Date: ____________ *Time:* ________ in Department: ________

ALTERNATIVE DISPUTE RESOLUTION (ADR): If all parties have appeared and filed a completed *ADR Stipulation Form* (local form CV-5008) at least 15 days before the CMC, the Court will cancel the CMC and mail notice of an ADR Status Conference. Visit the Court's website at www.sccsuperiorcourt.org/civil/ADR/ or call the ADR Administrator (408-882-2100 x-2530) for a list of ADR providers and their qualifications, services, and fees.

WARNING: Sanctions may be imposed if you do not follow the California Rules of Court or the Local Rules of Court.

SUPERIOR COURT OF CALIFORNIA, COUNTY OF SANTA CLARA
ALTERNATIVE DISPUTE RESOLUTION
INFORMATION SHEET / CIVIL DIVISION

Many cases can be resolved to the satisfaction of all parties without the necessity of traditional litigation, which can be expensive, time consuming, and stressful. The Court finds that it is in the best interests of the parties that they participate in alternatives to traditional litigation, including arbitration, mediation, neutral evaluation, special masters and referees, and settlement conferences. Therefore, all matters shall be referred to an appropriate form of Alternative Dispute Resolution (ADR) before they are set for trial, unless there is good cause to dispense with the ADR requirement.

What is ADR?

ADR is the general term for a wide variety of dispute resolution processes that are alternatives to litigation. Types of ADR processes include mediation, arbitration, neutral evaluation, special masters and referees, and settlement conferences, among others forms.

What are the advantages of choosing ADR instead of litigation?

ADR can have a number of advantages over litigation:

< ADR can save time. A dispute can be resolved in a matter of months, or even weeks, while litigation can take years.

< ADR can save money. Attorney's fees, court costs, and expert fees can be reduced or avoided altogether.

< ADR provides more participation. Parties have more opportunities with ADR to express their interests and concerns, instead of focusing exclusively on legal rights.

< ADR provides more control and flexibility. Parties can choose the ADR process that is most likely to bring a satisfactory resolution to their dispute.

< ADR can reduce stress. ADR encourages cooperation and communication, while discouraging the adversarial atmosphere of litigation. Surveys of parties who have participated in an ADR process have found much greater satisfaction than with parties who have gone through litigation.

What are the main forms of ADR offered by the Court?

< Mediation is an informal, confidential, flexible and non-binding process in the mediator helps the parties to understand the interests of everyone involved, and their practical and legal choices. The mediator helps the parties to communicate better, explore legal and practical settlement options, and reach an acceptable solution of the problem. The mediator does not decide the solution to the dispute; the parties do.

< Mediation may be appropriate when:

< The parties want a non-adversary procedure
< The parties have a continuing business or personal relationship
< Communication problems are interfering with a resolution
< There is an emotional element involved
< The parties are interested in an injunction, consent decree, or other form of equitable relief

< Neutral evaluation, sometimes called "Early Neutral Evaluation" or "ENE", is an informal process in which the evaluator, an experienced neutral lawyer, hears a compact presentation of both sides of the case, gives a non-binding assessment of the strengths and weaknesses on each side, and predicts the likely outcome. The evaluator can help parties to identify issues, prepare stipulations, and draft discovery plans. The parties may use the neutral's evaluation to discuss settlement.

Neutral evaluation may be appropriate when:

< The parties are far apart in their view of the law or value of the case
< The case involves a technical issue in which the evaluator has expertise
< Case planning assistance would be helpful and would save legal fees and costs
< The parties are interested in an injunction, consent decree, or other form of equitable relief

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